Exhibit 99.1

NEWS RELEASE
Contacts
Investor: Robert D. Cozzone, Chief Financial Officer Independent Bank Corp. (781) 982-6723 Robert.Cozzone@rocklandtrust.com
Media: Ellen Molle, Public Relations Marketing Manager Rockland Trust Company (781) 982-6537 Ellen.Molle@rocklandtrust.com

INDEPENDENT BANK CORP. ANNOUNCES COMPLETION
OF MNB BANCORP ACQUISITION

Rockland, Massachusetts (November 16, 2018). Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the closing of its acquisition of MNB Bancorp, parent of The Milford National Bank and Trust Company.
The legal closing occurred November 14, 2018, with an effective date of November 16, 2018, pursuant to which MNB Bancorp was merged with and into Independent, with Independent the surviving entity, and The Milford National Bank and Trust Company was merged with and into Rockland Trust, with Rockland Trust the surviving entity.
Under the merger terms, each share of MNB Bancorp common stock was converted into the right to receive either (i) $275.00 in cash or (ii) 3.55 shares of Independent common stock (with cash to be issued in lieu of fractional shares, at a price of $79.57, which was the volume-weighted average trading price of a share of Independent Bank Corp. common stock on The Nasdaq Global Select Market, as reported by Bloomberg L.P., for the five consecutive trading days ending on the fifth trading day immediately preceding the closing date of the Merger, rounded to the nearest whole cent). As a result of the merger, former MNB Bancorp shareholders will receive approximately 528,353 shares of Independent common stock in the aggregate and an aggregate of approximately $13,644,263 in cash, which does not include cash in lieu of fractional shares. Including the shares issued in connection with the acquisition, Independent will now have approximately 28,080,467 shares of common stock outstanding.
About Independent Bank Corp.

Independent Bank Corp. has approximately $8.4 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2017 to The Boston Globe’s “Top Places to Work” list for the ninth consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Independent is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.